Exhibit 99.1

SENATOR JOHN B. BREAUX JOINS LHC GROUP BOARD OF DIRECTORS

Company Expects Senator Breaux’s More Than 30 Years of Experience in Washington, D.C., Including Three Terms as United States Senator, to be Invaluable

LAFAYETTE, Louisiana (February 14, 2007) - LHC Group, Inc. (NASDAQ: LHCG), a provider of post-acute healthcare services primarily in rural markets in the southern United States, announced today that it has appointed Senator John B. Breaux to its Board of Directors. Senator Breaux will fill the vacancy created by the previously announced resignation of Patrick Mulloy from the Board of Directors, whose resignation became effective in September 2006. Senator Breaux will serve on the Nominating and Corporate Governance Committee.

During his long and distinguished career in public service, Senator Breaux has served in both the United States Senate and the United States House of Representatives. Most recently and until his retirement from public service in 2005, Senator Breaux represented the State of Louisiana for three consecutive terms, beginning in 1987. Prior to his tenure as Senator, he served as a member of the United States House of Representatives from 1972 to 1987. Senator Breaux began his career in 1972 with his election as a Democrat to the Ninety-second Congress in a special election. At the age of 28, he was then the youngest member of the United States House of Representatives. Senator Breaux was re-elected to the seven succeeding Congresses and served until January 3, 1987, when he won election as a Democrat to the United States Senate. Senator Breaux was re-elected in both the 1992 and 1998 elections. As a member of the Senate, Breaux was ranking minority member of the Senate Committee on Aging, a member of the Senate Finance Committee and a member of the Senate Commerce Committee where he was recognized as a non-partisan consensus builder. Since his retirement from the United States Senate, Senator Breaux has been actively involved in Patton Boggs LLP, a Washington D.C. law firm, as a Director of CSX Corporation, and as a former Senior Managing Director of the Clinton Group, an investment advisory firm.

Keith G. Myers, president and chief executive officer of LHC Group, said, “We are honored to have Senator Breaux as a member of our Board. His long public service demonstrates a commitment to helping others that is consistent with our mission and founding principles. Senator Breaux’s guidance and bipartisan insight will be of enormous value to our company as we continue providing quality healthcare to a growing and aging population base. We welcome Senator Breaux to our Board, and we look forward to benefiting from his leadership and experience for years to come.”

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Senator John Breaux said, “I have known a number of members of LHC Group’s Board and management team for many years, and I am happy to become part of their mission of providing vital, cost-effective services to the elderly and disabled of our society. Allowing the elderly and disabled of our society the option of receiving the medical care they need and deserve in the comfort and privacy of their own homes is the most cost-effective manner of providing care, and it’s what patients and families prefer. LHC Group’s motto, ‘It’s all about helping people,’ is particularly compelling to me as it is how I have tried to live my professional life. I believe that my insight into public policy issues and health care issues will help me contribute not only to LHC Group’s future success, but to its culture as well.”

About LHC Group, Inc.
LHC Group is a provider of post-acute healthcare services primarily in rural markets in the southern United States. LHC Group provides home-based services through its home nursing agencies and hospices and facility-based services through its long-term acute care hospitals and rehabilitation facilities.

Certain matters discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may be identified by words such as “believe,” “expect,” “anticipate,” “intend,” “estimate” or similar expressions. Forward-looking statements involve a number of risks and uncertainties and there can be no assurance that any forward-looking statements will prove to be accurate. Important factors that could cause actual results to differ materially from those anticipated in the forward-looking statements include: changes in reimbursement, changes in government regulations, changes in our relationships with referral sources, increased competition for our services, increased competition for joint venture and acquisition candidates and changes in the interpretation of government regulations. LHC Group undertakes no obligation to update or revise any forward-looking statements. Further information regarding risks, uncertainties and other factors that could adversely affect LHC Group or cause actual results to differ materially from those anticipated in forward-looking statements are included in LHC Group’s Form 10Q for the quarter ended September 30, 2006 filed with the Securities and Exchange Commission.

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